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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement No. 333-140448 on Form SB-2 for Manhattan Bancorp and Subsidiary, of our report dated March 26, 2009 with respect to the consolidated statement of financial condition of Manhattan Bancorp and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 2008 and the period August 15, 2007 (Commencement of Business) through December 31, 2007, appearing in the Annual Report on Form 10-K of Manhattan Bancorp for the year ended December 31, 2008 and 2007.

/s/ VAVRINEK, TRINE, DAY & CO., LLP
Rancho Cucamonga, California
March 26, 2009

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  Exhibit 23.1